Exhibit 99.1
Q3 2008 Conference Call Script
October 22, 2008 1:00 p.m.
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the third quarter 2008.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, Chairman, President and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks to everyone for joining us today.
We had a solid quarter in a period of uncertainty. We demonstrated strong cash flow. We have a solid balance sheet.
•	Return on capital employed was 22%; excluding our capital projects currently under construction, return on capital employed was 26%.

•	Return on stockholders’ equity was over 27%.

•	Net debt to total capitalization was 9.3%.

•	Gross cost reductions totaled nearly $104 million for the nine months. We remained focused on reducing costs through systematically improving operating efficiencies.

•	We had $273 million of cash on hand at the end of the third quarter. This is after our self-funded investments during the first nine months of 2008:
•	We had a $185 million increase in managed working capital.

•	Year-to-date capital investments totaled $365 million.

•	We spent $242 million to repurchase shares of ATI stock.
•	We are now accumulating cash as we expect strong cash flow to continue in the fourth quarter.
•	Managed working capital was reduced by over $86 million in the third quarter compared to the second quarter. And, we expect a significant reduction in working capital in the fourth quarter.
•	Finally, we have no borrowings under our $400 million credit facility.

Let’s get right into our view of the markets:
Some of our markets are strong while others are weak due to credit issues and a slowing global economy. And, there is short-term uncertainty in the aerospace supply chain.
Aerospace and Defense accounted for 28% of year-to-date 2008 sales.
•	There is a strike at Boeing and their 787 program is delayed. While our third quarter performance in aerospace was good, we are now in a period of increasing short-term uncertainty. First tier customers are hesitant to make forward purchases due to the strike. We are encouraged that the parties are returning to the table and hopeful that a resolution to the strike can be achieved soon.

•	Order backlogs at our airframe and jet engine customers remain at high levels. Our long-term, strong-growth view of this market has not changed.

•	Expected new or additional growth for ATI in commercial aerospace has been pushed out. For how long depends upon the resolution of the Boeing strike and the successful flight and production ramp of the 787.

•	Even with the uncertainty in the aerospace supply chain, total ATI shipments of our titanium products increased to 12.5 million pounds, or by over 19%, in the third quarter 2008 compared to last year’s third quarter. In short, we stayed on scheduled growth.
•	We have moved our titanium units to non-aerospace markets. ATI, along with our titanium joint venture, is now a leading supplier to the industrial titanium markets, which include chemical processing, oil and gas, electrical energy, desalination, and architectural applications.

•	For the first nine months, ATI shipped over 36 million pounds of titanium products.

•	We expect to reach 48 million pounds of total titanium shipments for 2008. This would represent growth of 17.5% compared to 2007.

•	We believe our 2009 titanium products shipments will be essentially flat with that expected to be achieved in 2008, or in the 45 to 50 million pound range.

•	You have heard me say that ATI is flexible and we can move our metallic units to changing markets and to new markets for ATI. One such target market is defense armor. Why? Because the global market is large. It needs our titanium and specialty alloys. And, it is a new market for ATI.
•	Our recently launched market sector team, ATI Defense, is making good progress through business development. It is introducing new titanium and specialty alloys and alloy systems. Global customer inquiry volume continues to grow. Trial and production orders are being booked with new ATI customers each month. The defense hardware market for our specialty metals is strong and growing.
Chemical Process Industry/ Oil and Gas accounted for 23% of year-to-date 2008 sales.
•	This is the largest market for our zirconium alloy and for our flat-rolled products. The market is being driven by global growth to make a better world and feed the growing population.

•	Demand has been so strong for our industrial grade zirconium that we are adding capacity. Prices are increasing and supply is tight.

•	The global oil and gas market still looks strong.

Electrical Energy accounted for 16% of year-to-date 2008 sales.
•	Strong global market conditions and extended prospects for our grain-oriented electrical steel (GOES) are expected to continue. We expect to sell 120,000 tons of GOES next year, which is our annual capacity for this product.

•	Demand is solid for our nickel-based alloys from the industrial gas turbine market.

•	Turning to alternative energy:
•	Demand for our castings for wind energy applications is robust. We are hearing concern about credit availability from one of our wind energy customers. While not a trend, we will continue to watch this closely.

•	We believe that solar energy could be a big new market for our specialty stainless plate and Precision Rolled Strip® products.

•	Demand from the geothermal market is expected to continue to grow.
•	We are in the beginning of the nuclear energy renaissance. We are seeing increased inquiries from this market.
•	Recently, a team leader was named for our ATI Nuclear Energy market sector team.
•	For the last 50 years, ATI has been a leading supplier of the many specialty metals, from zirconium and hafnium, to titanium, and specialty alloys, required for nuclear power plants.

•	No other company brings such a range of specialty metals to the nuclear energy market.

Direct international sales were a record $400 million, or 29% of sales in the third quarter 2008.
Our strategy is to continue to diversify and differentiate ATI in key global markets.
•	We see near-term and long-term growth opportunities in Asia and Europe. We target markets in these regions that need our specialty metals.

•	We recently added to our sales and marketing presence in Eastern Europe and the Middle East. These are areas of the world that have a lot of potential for us.
Aerospace and defense plus the infrastructure markets and the medical market have been driving ATI’s performance. These markets accounted for 70% of sales in the nine months 2008. We continue to believe in the long-term growth prospects of these markets.
An interesting point before we move on from our markets — ATI sales in 2008 have remained stable even while raw materials indices and surcharges have decreased significantly. We have focused on profitable growth through penetration of:
1.	our existing markets,

2.	new markets, and

3.	volume growth.
In other words, our operating companies and market sector teams have successfully found customers for our specialty metals.

We continued to make progress on our capital investments which better position ATI for long-term growth.
•	In June, we commissioned our upgraded specialty and titanium plate facility in Western Pennsylvania.

•	Our premium titanium sponge facility in Utah is on a revised schedule to be in production during the second quarter 2009.

•	Our titanium and superalloy forging facility in North Carolina remains on schedule and is expected to begin operations in the third quarter 2009.

•	The expansion of our Precision Rolled Strip® joint venture facility in China is expected to be fully operational in the first quarter 2009.

•	In September, we announced that our Board of Directors had approved, subject to satisfactory resolution of certain open issues, a new Hot Rolling and Processing facility in our Flat-Rolled Products segment. This project is necessary and the returns are very good. Progress is being made in resolving the open issues. We expect to begin construction of this project sometime in 2009. Major expenditures are not expected until 2010 and 2011, which is after our Utah and North Carolina projects are completed.
ATI has grown and been transformed without the use of leverage. We deploy our strong cash flow with a balanced approach to create long-term value for our shareholders. We are committed to this philosophy and can adjust the timing of our self-funded capital projects accordingly.

Turning to our Fourth Quarter Outlook:
•	We expect volumes to be down and pricing to be competitive for most of our products in the fourth quarter. The exceptions are grain-oriented electrical steel and our exotic alloys.

•	Demand is weak for our standard stainless sheet and plate products. In fact, the global stainless market is anemic.
•	With the exception of oil and gas, most markets are soft.

•	Housing, appliance, and automotive are particularly weak.

•	Service center inventories were low in the third quarter. Industry reports put the inventory level at 3.0 months in September. Inventory levels could trend lower in the fourth quarter as some customers take actions to avoid raw materials risk.

•	Even in this weak market we expect to ship approximately 300,000 tons of standard stainless products this year. That is at the low end of our targeted range. Base prices are very low.
Of note, even though demand for our stainless products is weak, our Flat-Rolled Products segment was nicely profitable in the third quarter 2008, and we expect this segment to be nicely profitable going forward. This segment continues to benefit from an ongoing transformation. Product, market, geographic diversification and costs have been greatly improved.

Let me summarize:
•	We had another solid quarter in a very challenging economic environment.

•	Our cash flow is strong and continues to fund our growth investments and our share repurchases.

•	Our financial position is strong; our balance sheet is solid; and we have no borrowings under our $400 million credit facility.

•	We are diversified, global, and we have the ability to move our metallic units to changing global markets.

•	The global credit crisis has created an environment of uncertainty, particularly in the past few months.

•	ATI is more resilient to economic downturns than at any time in the past. Yet, we are not immune to the economic fallout of the global credit crisis.

•	There is an ongoing strike at Boeing and their 787 program has been delayed. This is creating short-term uncertainty in the aerospace supply chain for both airframe and aero engine related products.

•	As a result of all of this, we expect fourth quarter volumes to be down somewhat. Pricing is very competitive for most of our products. We now expect our fourth quarter earnings to be in the range of $1.00 to $1.10 per share. This would result in 2008 earnings of between $5.51 to $5.61 per share.

•	We expect 2009 to present a challenging but manageable environment.

•	We are proactively adjusting the production levels of some of our products and ratcheting up our 2009 cost reductions to meet this changing economic environment.

•	We will continue to manage this company for solid earnings and strong cash flow.

Operator, may we have the first question, please.
Q&A Portion of Conference Call
DAN GREENFIELD:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.